As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3826477
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1901 Olathe Boulevard

Kansas City, KS 66103

(Address of principal executive offices) (Zip code)

Aratana Therapeutics, Inc. 2010 Equity Incentive Plan

Aratana Therapeutics, Inc. 2013 Incentive Award Plan

(Full title of the Plans)

Steven St. Peter, M.D.

President and Chief Executive Officer

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, KS 66103

(913) 951-2132

Copy to:

Peter N. Handrinos, Esq.

B. Shayne Kennedy, Esq.

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

(617) 948-6060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	547,588 shares(2)	$0.70 (3)	$383,312	$53
Common Stock, $0.001 par value per share	1,928,016 shares(4)	$6.00 (5)	$11,568,096	$1578

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock, $0.001 par value per share (“Common Stock”), which become issuable under the Aratana Therapeutics, Inc. 2010 Equity Incentive Plan (as amended, the “2010 Plan”), and the Aratana Therapeutics, Inc. 2013 Incentive Award Plan (the “2013 Plan”), by reason of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents 547,588 shares of Common Stock subject to outstanding stock options under the 2010 Plan as of June 26, 2013. To the extent outstanding awards, including stock options and awards of restricted stock, under the 2010 Plan are forfeited, lapse unexercised or are settled in cash, the shares of Common Stock subject to such awards will be available for future issuance under the 2013 Plan. See footnote 4 below.
(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.70 per share for outstanding stock options granted under the 2010 Plan.
(4)	Represents 1,928,016 shares of Common Stock available for future issuance under the 2013 Plan, which number consists of (a) 962,695 shares of Common Stock initially available for future grants under the 2013 Plan and (b) 965,321 shares of Common Stock subject to outstanding awards of restricted stock under the 2010 Plan that will be available for future issuance under the 2013 Plan to the extent the awards of restricted stock are forfeited or settled in cash. To the extent outstanding awards, including stock options and awards of restricted stock, under the 2010 Plan are forfeited, lapse unexercised or are settled in cash, the shares of Common Stock subject to such awards will be available for future issuance under the 2013 Plan. See footnote 2 above.
(5)	With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $6.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated June 26, 2013, relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Aratana Therapeutics, Inc. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 27, 2013, in connection with the registration statement on Form S-1, as amended (File No. 333-187372), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2012; and

(b) the description of the Registrant’s Common Stock contained in the prospectus included in the Registrant’s registration statement on Form S-1, as amended (File No. 333-187372), which description is incorporated by reference into the Form 8-A filed with the Commission on May 31, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our bylaws provide that:

•	We will indemnify our directors and officers to the fullest extent permitted by the DGCL subject to limited exceptions; and

•	We will advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expense such as attorney’s fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We also currently have directors’ and officers’ liability insurance.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

4.1	Certificate of Incorporation (currently in effect) (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on May 23, 2013).

4.2	Bylaws (currently in effect) (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on March 20, 2013).

4.3	Restated Certificate of Incorporation of Aratana Therapeutics, Inc. (to be effective immediately prior to the closing of the Registrant’s initial public offering) (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013).

4.4	Amended and Restated Bylaws of Aratana Therapeutics, Inc. (to be effective immediately prior to the closing of the Registrant’s initial public offering) (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013).

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on June 6, 2013).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	Aratana Therapeutics, Inc. 2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on March 20, 2013) and forms of agreements thereunder.

99.2	Aratana Therapeutics, Inc. 2013 Incentive Award Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013) and forms of agreements thereunder.

+	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 28th day of June, 2013.

ARATANA THERAPEUTIC, INC.

By:	/s/ Steven St. Peter
Steven St. Peter, M.D.
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Aratana Therapeutics, Inc., hereby severally constitute and appoint Steven St. Peter, M.D., and Louise Mawhinney, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Steven St. Peter Steven St. Peter, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2013

/s/ Louise A. Mawhinney Louise A. Mawhinney	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2013

/s/ Jay Lichter Jay Lichter, Ph.D.	Chairman of the Board of Directors	June 28, 2013

/s/ Robert “Rip” Gerber Robert “Rip” Gerber	Director	June 28, 2013

/s/ Ronald L. Meeusen Ronald L. Meeusen, Ph.D.	Director	June 28, 2013

/s/ Linda Rhodes Linda Rhodes, V.M.D., Ph.D.	Director and Chief Scientific Officer	June 28, 2013

/s/ Craig Tooman Craig Tooman	Director	June 28, 2013

/s/ John Vander Vort John Vander Vort, Esq.	Director	June 28, 2013

EXHIBIT INDEX

Exhibit

4.1	Certificate of Incorporation (currently in effect) (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on May 23, 2013).

4.2	Bylaws (currently in effect) (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on March 20, 2013).

4.3	Restated Certificate of Incorporation of Aratana Therapeutics, Inc. (to be effective immediately prior to the closing of the Registrant’s initial public offering) (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013).

4.4	Amended and Restated Bylaws of Aratana Therapeutics, Inc. (to be effective immediately prior to the closing of the Registrant’s initial public offering) (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013).

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on June 6, 2013).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	Aratana Therapeutics, Inc. 2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on March 20, 2013) and forms of agreements thereunder.

99.2	Aratana Therapeutics, Inc. 2013 Incentive Award Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-187372) filed on April 30, 2013) and forms of agreements thereunder.

+	Filed herewith

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